Exhibit 8.1

    [HOGAN & HARTSON LETTERHEAD]
July 17, 2000

Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

    We have acted as counsel to Equity Office Properties Trust ("Equity Office"), a Maryland real estate investment trust, in connection with the filing with the Securities and Exchange Commission, on or about the date hereof, of the registration statement on Form S-3 relating to the proposed public offering of up to 12,398,803 shares of the Equity Office's common shares of beneficial interest, $.01 par value per share, which shares may be issued if and to the extent that holders of 12,398,803 units of limited partnership interest in EOP Operating Limited Partnership, a Delaware limited partnership ("EOP Partnership"), elect to exercise their unit redemption rights. This opinion letter is being furnished to you in connection with the Registration Statement, which includes the "Prospectus" of Equity Office. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Registration Statement.

Basis for Opinions

    The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

    In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Registration Statement, as amended through the date hereof; (2) the Second Amended and Restated Agreement of Limited Partnership of EOP Partnership, dated as of June 19, 2000; (3) the Articles of Amendment and Restatement of Declaration of Trust of Equity Office dated as of July 9, 1997, as amended through the date hereof (the "Declaration of Trust of EOP") and, with respect to each series of Equity Office preferred shares of beneficial interest, the articles supplementary establishing and fixing the rights and preferences of such series of preferred shares; (4) the form of partnership agreement or limited liability company operating agreement, as applicable, used by EOP Partnership to organize and operate the partnerships and limited liability companies in which EOP Partnership owns an interest (collectively, the "Partnership Subsidiaries"); (5) the articles of organization and stock ownership records of the following corporations in which EOP Partnership owns stock, directly or indirectly, including

BeaMetFed, Inc., Equity Office Properties Management Corp., EOP Office Company, Beacon Property Management Corporation, Beacon Design Corp., Beacon Construction Company, Inc., Real State Insurance Corporation, Equity Business Centers Corp., and WCP Services, Inc. (collectively, the "Corporate Entities"); and (6) stock ownership information for Tenant Services Corp. The opinions set forth in this letter also are premised on certain written representations of (i) each of the ZML REITs contained in a letter to us dated July 7, 1997, regarding the assets, operations and activities of each of the ZML REITs prior to July 11, 1997, which letter was reconfirmed to us by Equity Office, as the successor to the ZML REITs, in the letter described in clause (ii) below dated June 19, 2000; (ii) Equity Office and EOP Partnership contained in a letter to us dated June 19, 2000, regarding the assets, operations and activities of Equity Office and EOP Partnership in the past and as to the contemplated assets, operations and activities of Equity Office in the future, which letter was reconfirmed to us by Equity Office and EOP Partnership on or about the date hereof; and (iii) BeaMetFed, Inc. ("BeaMetFed") contained in a letter to us dated June 19, 2000, regarding the assets, operations and activities of BeaMetFed in the past and as to contemplated assets, operations and activities of BeaMetFed in the future, which letter was reconfirmed to us by BeaMetFed on or about the date hereof (collectively, the "Management Representation Letters").

    For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letters. We consequently have relied upon representations in the Management Representation Letters that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, we are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of Equity Office as a REIT or the treatment of EOP Partnership as a partnership, we have previously reviewed with the individual making such representations, the Chief Legal Counsel of Equity Office, the relevant provisions of the Code, applicable Treasury Regulations, and published administrative interpretations thereof, and he has had such statements reviewed internally within Equity Office by the individuals with direct primary responsibility for federal income tax matters and Equity Office's compliance with the federal income tax rules applicable to REITs. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Equity Office, EOP Partnership, or any other person.

    Moreover, we have assumed that, insofar as relevant to the opinions set forth herein:

  (1)
  each of Equity Office, EOP Partnership, the Partnership Subsidiaries, and the Corporate Entities has been and will be operated in the manner described in the Registration Statement and in the relevant partnership agreement, limited liability company operating agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents;

  (2)
  there are no agreements or understandings between Equity Office or EOP Partnership and any of the owners of the voting stock of any of the Corporate Entities, or any of the Corporate Entities themselves, that are inconsistent with EOP Partnership being considered to be the beneficial owner of less than 10% of the outstanding voting securities of any of the Corporate Entities;

  (3)
  Equity Office takes measures to ensure, and will take measures to ensure, that services provided to the tenants of the Properties either: (a) are "usually or customarily rendered" and not otherwise considered "rendered to tenants;" (b) are provided by an entity that qualifies as an "independent contractor," as defined in Section 856 of the Code and the Treasury Regulations thereunder, from which Equity Office receives no income (or for taxable years beginning after December 31, 2000, are provided by a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code); or (c) do not result Equity Office having more than a "de minimis" amount of "impermissible tenant service income" under Section 856(d)(7) of the Code with respect to any particular Property during any taxable year; and

  (4)
  Equity Office is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities is a duly organized and validly incorporated corporation under the laws of the state in which it is purported to be organized, EOP Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, and each of the Partnership Subsidiaries is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized.

    In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents that we reviewed (including the Management Representation Letters) are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Declaration of Trust of EOP, have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

Opinions

    Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

  (a)
  commencing with its taxable year ended December 31, 1997, Equity Office has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and Equity Office's proposed method of operation (as described in the Registration Statement and the Management Representation Letters) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

  (b)
  the portions of the discussion in the Prospectus under the caption "Federal Income Tax Considerations" that purport to describe provisions of the Code and the Treasury Regulations thereunder are correct in all material respects as of the date hereof.

    We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter. Equity Office's qualification and taxation as a REIT depend upon (i) the satisfaction in the past by the ZML REITs, Beacon Properties Corporation, and Cornerstone Properties Inc., all of which merged into Equity Office, of the requirements for qualification and taxation as a REIT; (ii) Equity Office's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code, as described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership; and (iii) the satisfaction by BeaMetFed on a continuing basis, of the requirements for qualification and taxation as a REIT. Hogan & Hartson L.L.P. will not review Equity Office's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Equity Office's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

    In rendering the opinions herein, Hogan & Hartson L.L.P. has relied upon representations of Equity Office, EOP Partnership, and BeaMetFed with respect to REIT qualification matters, including those set forth in the Management Representation Letters.

    This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan & Hartson L.L.P. under the caption "Legal Matters" in the Prospectus. In giving this consent, however, we do not admit thereby that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,
                      /s/ HOGAN & HARTSON L.L.P.
                      HOGAN & HARTSON L.L.P.